Exhibit 10.1

FIRST COMMUNITY CORPORATION

2021 Omnibus EQUITY INCENTIVE Plan

Restricted Stock UNIT Award Grant Notice

Participant Name:	______________________

Company:	First Community Corporation

Employer:	______________________

Notice:	A summary of the terms of your grant of Restricted Stock Unit Award is set out in this notice (the “Grant Notice”) but subject always to the terms of the First Community Corporation 2021 Omnibus Equity Incentive Plan (the “Plan”), and the Restricted Stock Unit Award Agreement (the “Award Agreement”) attached hereto as Exhibit A. Capitalized terms not defined in this Grant Notice but defined in the Plan or the Award Agreement will have the same definitions as in the Plan or the Award Agreement, respectively. In the event of any inconsistency between the terms of this Grant Notice, the terms of the Plan and the Award Agreement, the terms of the Plan and the Award Agreement shall prevail.

Type of Award:	Award of restricted stock units (“RSUs”), meaning the right granted to the Participant to receive one Share of Common Stock for each RSU at the end of the specified vesting period.

Common Stock:	Shares of common stock, $1.00 par value per share, of the Company.

Number of RSUs Subject to Grant:	_________

Grant Date:	_________, 20__

Vesting Schedule:	Except as set forth in Section 2 of the Award Agreement, RSUs granted will vest (which for purposes of this Grant Notice and your Award Agreement means that you will become entitled to have Shares of Common Stock delivered to you) in accordance with the following schedule, provided that you have been continuously employed by the Company or any Subsidiary through the Vesting Date except as otherwise set forth in your Award Agreement:

Vesting Date	Cumulative Percentage of RSUs Vested
Third Anniversary of Grant Date (the “Vesting Date”)	100%

Delivery of Shares:	Except as otherwise set forth in the Award Agreement, upon vesting, the applicable Shares of Common Stock, subject to required tax withholding, shall be transferred by the Company to the Participant 10 days after the Vesting Date.

Withholding:	The Company and the Participant will comply with all federal and state laws and regulations respecting the required withholding, deposit and payment of any income, employment or other taxes relating to the Award. Unless otherwise approved by the Committee, any withholding taxes in respect of the RSUs shall be satisfied through the withholding of (including by cancellation of the right to receive) whole vested Shares of Common Stock to which the Participant is otherwise entitled under this Grant Notice and the Award Agreement (provided, however, the Fair Market Value of such Shares withheld may not exceed the Company’s maximum statutory withholding obligation or, if applicable, such lesser amount as may be necessary to avoid classification of this award as a liability for financial accounting purposes).
Acceptance:	You acknowledge receipt of, and understand and agree to, this Grant Notice, the Award Agreement and the Plan. You further acknowledge that as of the Grant Date, this Grant Notice, the Award Agreement and the Plan set forth the entire understanding between you and the Company or any Subsidiary regarding the RSUs and supersede all prior oral and written Award Agreements on the subject.

[Signatures appear on the following page.]

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IN WITNESS WHEREOF, the Company and the Participant have duly executed and delivered this Grant Notice as of the Grant Date. The Company and Participant, by executing this Grant Notice, hereby confirm and agree to the terms of the Restricted Stock Unit Award Agreement attached hereto as Exhibit A.

FIRST COMMUNITY CORPORATION	PARTICIPANT

By:

Print Name:	Print Name:

Title:	Address:

Attachments:

1.	Restricted Stock Unit Award Agreement
2.	First Community Corporation 2021 Omnibus Equity Incentive Plan
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FIRST COMMUNITY CORPORATION

Restricted Stock Unit Award Agreement

Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) and this Restricted Stock Unit Award Agreement (this “Award Agreement”), First Community Corporation (the “Company”) has granted the Participant, as identified in the Grant Notice, the number of restricted stock units under the First Community Corporation 2021 Omnibus Equity Incentive Plan (the “Plan”) indicated in the Grant Notice (the “RSUs”), subject to the terms of this Award Agreement. Capitalized terms not defined in this Award Agreement but defined in the Plan or the Grant Notice will have the same definitions as in the Plan or the Grant Notice, respectively.

1.             Restrictions and Vesting Schedule. The RSUs are being awarded to Participant subject to the conditions set forth in this Award Agreement and the Plan. Subject to the provisions of Section 2 of this Award Agreement, the RSUs will vest as provided in the Participant’s Grant Notice. Upon vesting, Participant shall have the right to a number of Shares of Common Stock of the Company equal to the number of vested RSUs.

2.             Vesting and Forfeiture of RSUs Upon Certain Events. If the Participant’s date of termination of employment or service with the Company and its Subsidiaries (the Participant’s “Termination Date”) occurs prior to the Vesting Date (as set forth in the Grant Notice), then all unvested RSUs shall be immediately forfeited and cancelled and cease to be outstanding, except as provided below in this Section 2:

(a)           Change of Control. If a Change of Control occurs prior to both the Participant’s Termination Date (except as otherwise set forth in Section 2(c) of this Award Agreement) and the Vesting Date, all unvested RSUs that have not been previously forfeited shall automatically vest in full immediately prior to the consummation of the Change of Control, and such RSUs shall be paid (subject to Section 5 of this Award Agreement) 10 days after the consummation of the Change of Control.

(b)           Death or Permanent and Total Disability. In the event that prior to both the Vesting Date and a Change of Control, the Participant (i) dies while employed by the Company or its Subsidiaries, (ii) dies after Retirement (as defined below), or (iii) suffers a Permanent and Total Disability while employed by the Company or its Subsidiaries, then all unvested RSUs that have not been previously forfeited will automatically vest in full immediately on the date of such death or Permanent and Total Disability (subject to Section 5 of this Award Agreement) 10 days after the date of death or Permanent and Total Disability.

(c)           Retirement. If the Participant’s Termination Date is due to Retirement (as defined below) and occurs prior to both the Vesting Date and prior to a Change of Control, then the outstanding RSUs shall vest and not be forfeited in accordance with the Participant’s Grant Notice provided that the Participant remains in full compliance with the restrictive covenants set forth in the Participant’s employment agreement with the Company and First Community Bank (the “Bank”), if any, through the earlier of the Vesting Date or a Change of Control (and, accordingly, if at any time following the Participant’s Retirement and prior to the Vesting Date and a Change of Control the Participant shall fail to comply with such restrictive covenants, if any, all of such Participant’s outstanding RSUs shall immediately be cancelled and forfeited and cease to be outstanding). Unless earlier forfeited, the vested RSUs shall be paid (subject to Section 5 of this Award Agreement) 10 days after the Vesting Date.

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If a Change of Control occurs after Participant’s Retirement and before the Vesting Date, then Section 2(a) of this Award Agreement will apply to Participant’s outstanding RSUs. Upon the date of consummation of the Change of Control, the vested RSUs shall be paid (subject to Section 5 of this Award Agreement) 10 days after the consummation of the Change of Control.

For purposes of this Award Agreement, “Retirement” shall have the meaning set forth in the Participant’s employment agreement with the Company and/or the Bank as of the Grant Date or, if the Participant does not have an employment agreement that defines retirement, shall mean a voluntary termination of employment by the Participant that occurs upon or after both (a) the Participant’s attainment of age 65 and (b) when Participant’s years of service to the Company and its Subsidiaries (such years of service determined in accordance with the rules for determining years of service under the Company’s 401(k) Plan) is at least 10.1

3.            Assignment or Transfer of RSUs. Unless otherwise provided by the Board, prior to the vesting of the RSUs, Participant may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, sell, assign, pledge, encumber, charge or otherwise transfer any of the RSUs. The RSUs shall be forfeited if Participant violates or attempts to violate these transfer restrictions. After any Shares of Common Stock have been delivered, Participant shall not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, sell, assign, pledge, encumber, charge or otherwise transfer any interest in a Share of Common Stock except in compliance with the provisions herein and the provisions of applicable securities laws.

4.             Delivery of Shares. Upon vesting of an RSU, the Participant is entitled to one share of Common Stock for each vested RSU. Such Common Stock, subject to applicable withholding, shall be transferred by the Company to the Participant 10 days after the Vesting Date, except as otherwise set forth in Section 2 of this Award Agreement.

5.             Payment and Tax Withholding. Each payment of the RSUs shall be made in Shares of Common Stock. Prior to the receipt of Shares of Common Stock under this Award Agreement, the Participant shall make appropriate arrangements with the Company to provide for the amount of minimum tax withholding required by law, including without limitation Sections 3102 and 3402 or any successor section(s) of the Code and applicable state and local income and other tax laws. The Participant may satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold Shares of Common Stock from the Shares of Common Stock otherwise issuable or deliverable to the Participant as a result of the vesting of the RSUs; or (c) delivering to the Company previously owned and unencumbered shares of Common Stock. Unless otherwise approved by the Committee, any withholding taxes in respect of the RSUs shall be satisfied through the withholding of (including by cancellation of the right to receive) whole vested shares of Common Stock to which the Participant is otherwise entitled under the Grant Notice and this Award Agreement (provided, however, the Fair Market Value of such Shares withheld may not exceed the Company’s maximum statutory withholding obligation or, if applicable, such lesser amount as may be necessary to avoid classification of this award as a liability for financial accounting purposes).

1 Note to Committee: For purposes of any RSU awards to Tanya A. Butts, the definition of retirement should be “For purposes of this Award Agreement, “Retirement” shall mean a voluntary termination of employment by the Participant that occurs upon or after both (a) the Participant’s attainment of age 65 and (b) when Participant’s years of service to the Company and its Subsidiaries (such years of service determined in accordance with the rules for determining years of service under the Company’s 401(k) Plan) is at least 5.”

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6.             No Ownership Rights Prior to Issuance of Common Stock. Neither the Participant nor any other person shall become the beneficial owner of the Common Stock underlying the RSU, nor have any rights of a shareholder (including, without limitation, dividend and voting rights) with respect to any such Common Stock, unless and until and after such Common Stock has been actually issued to the Participant and transferred on the books and records of the Company or its agent in accordance with the terms of the Plan and this Award Agreement.

7.             Refusal to Transfer. The Company shall not be required to transfer on its books any shares of Common Stock of the Company which shall have been transferred in violation of any of the provisions set forth in this Award Agreement.

8.             No Employment Rights. This Award Agreement is not an employment contract and nothing in this Award Agreement shall confer upon the Participant any right to continued employment with or service to the Company or any Subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate the employment or service of the Participant at any time.

9.             Employee Benefit Plans. The value of the Participant’s RSUs is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit plan (“EB Plan”) unless otherwise provided by such EB Plan.

10.           Governing Plan Document. The RSUs granted hereunder are subject to all the provisions of the Plan, the provisions of which are hereby incorporated by reference herein, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Award Agreement or the Grant Notice and those of the Plan, the provisions of the Plan shall control.

11.           Adjustments. The RSUs shall be subject to adjustments as provided in Article X of the Plan.

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12.           Section 409A of the Code. This Award Agreement is intended to comply with Section 409A of the Code and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Award Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code. Notwithstanding any provision to the contrary herein, payments made with respect to this Award Agreement may only be made in a manner and upon an event permitted by Section 409A of the Code. Each payment, settlement and delivery made in accordance with this Award Agreement shall be treated as a “separate payment,” as defined in Treasury Regulation Section 1.409A-2(b)(2), for purposes of Section 409A of the Code. The Company shall delay the commencement of any delivery of Shares that are deferred compensation and are payable to the Participant upon his or her separation from service if the Participant is a “key employee” of the Company (as determined by the Company in accordance with procedures established by the Company that are consistent with Section 409A) to the date which is immediately following the earlier of (i) six (6) months after the date of the Participant’s separation from service or (ii) the Participant’s death, to the extent such delay is required under the provisions of Section 409A to avoid imposition of additional income and other taxes, provided that the Company and the Participant agree to take into account any exemptions available under Section 409A. For purposes of determining timing of payments, any references to retirement, resignation, or termination of employment or service shall mean a “separation of service” as defined in Section 409A.

The Company reserves the right to amend the terms of this Award Agreement as may be necessary or appropriate to avoid adverse tax consequences under Section 409A of the Code or to comply with any requirements under any Company clawback or recoupment policy regarding incentive compensation (any such policy, including such a policy that may be adopted to address a specific situation before or after the situation occurs, a “clawback policy”) that may be adopted by the Company or the Committee and in effect at any time after the date of this Award Agreement, or “clawback” requirements under the Sarbanes-Oxley Act of 2002 or the Dodd-Frank Wall Street Reform and Consumer Protection Act to which the Company may be subject. The Participant agrees that any incentive payments to the Participant under any Company annual cash bonus plan, these RSUs and any Shares of Common Stock issued hereunder (and any proceeds from the sale or disposition thereof), shall be subject to any clawback policy that is hereafter adopted by the Company, as and to the extent set forth in any such clawback policy. By accepting this Award Agreement, the Participant agrees to return to the Company the full amount required by any such clawback policies that are or become applicable to the Participant.

13.           Acknowledgements. No waiver of any breach of any provision of this Award Agreement by the Company shall be construed to be a waiver of any succeeding breach or as a modification of such provision.

14.           Miscellaneous.

(a)           Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Participant under this Agreement shall be in writing and addressed to the Participant at the Participant’s address as shown in the records of the Company, or via on-line or electronic system. Either party may designate another address in writing (or by such other method approved by the Company) from time to time. By signing this Agreement, Participant consents to receive notices and documents related to this Agreement or the Plan by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

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(b)           Registration of Common Stock. It is intended that any Common Stock received in respect of the RSUs shall have been registered under the Securities Act of 1933 (“Securities Act”). If the Participant is an “affiliate” of the Company, as that term is defined in Rule 144 under the Securities Act (“Rule 144”), the Participant may not sell the Common Stock received except in compliance with Rule 144. Certificates representing Common Stock issued to an “affiliate” of the Company may bear a legend setting forth such restrictions on the disposition or transfer of the Common Stock as the Company deems appropriate to comply with Federal and state securities laws. If, at any time, the Common Stock is not registered under the Securities Act, and/or there is no current prospectus in effect under the Securities Act with respect to the Common Stock, the Participant shall execute, prior to the delivery of any Common Stock to the Participant by the Company pursuant to this Award Agreement, an agreement (in such form as the Company may specify) in which the Participant represents and warrants that the Participant is purchasing or acquiring the Common Stock acquired under this Award Agreement for the Participant’s own account, for investment only and not with a view to the resale or distribution thereof, and represents and agrees that any subsequent offer for sale or distribution of any kind of such Common Stock shall be made only pursuant to either (i) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the Common Stock being offered or sold, or (ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the Participant shall, prior to any offer for sale of such Common Stock, obtain a prior favorable written opinion, in form and substance satisfactory to the Company, from counsel for or approved by the Company, as to the applicability of such exemption thereto.

(c)           Data Protection. By accepting this Award Agreement (whether by electronic means or otherwise), the Participant hereby consents to the holding and processing of personal data provided by him/her to the Company for all purposes necessary for the operation of the Plan. These include, but are not limited to, administering and maintaining Participant records, providing information to any registrars, brokers or their party administrators of the Plan, or providing information to future purchasers of the Company or the business in which the Participant works.

(d)           Counterpart Signature Pages. This Award Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Award Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.PDF), or by an other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

(e)           Successors and Assigns. This Award Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon Participant, Participant’s successors, and assigns.

(f)            Governing Law. This Award Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina, without reference to principles of conflict of laws.

(g)           Entire Award Agreement; Amendment. This Award Agreement, along with the Grant Notice and the Plan constitute the entire Award Agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral. This Award Agreement may only be amended as described in Article XII of the Plan.

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